Provident New York Bancorp
                                                     400 Rella Boulevard
                                                     Montebello, NY 10901-4243

                                                     T 845.369.8040
                                                     F 845.369.8255

                                                     www.providentbanking.com

News Release

FOR IMMEDIATE RELEASE               Stock Symbol:  PBNY
August 24, 2007                     Traded on NASDAQ Global Select Market

PROVIDENT BANK CONTACT:
Paul A. Maisch, EVP & CFO
Miranda Grimm, VP & Controller
845.369.8040

                           PROVIDENT NEW YORK BANCORP
                    ANNOUNCES FOURTH STOCK REPURCHASE PROGRAM

MONTEBELLO, NY - August 24, 2007 - Provident New York Bancorp (NASDAQ: PBNY), the parent company of Provident Bank, today announced that the Board of Directors approved a fourth stock repurchase program to commence upon the completion of its current repurchase program. Under the repurchase plan, the Company may acquire up to 2,000,000 shares of the Company's common stock, which represents approximately 5% of the Company's common shares outstanding at June 30, 2007. The timing of the repurchases will depend on certain factors, including but not limited to market conditions and prices, the Company's liquidity requirements and alternative uses of capital. The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes. The Company has approximately 850,000 shares remaining under its authorization to repurchase up to 2,100,000 shares of its common stock pursuant to its third repurchase program that was announced on February 17, 2006.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition.

The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2006, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

Headquartered in Montebello, New York, Provident Bank, with $2.8 billion in assets, is an independent full-service community bank. Provident Bank operates 33 branches that serve the Hudson Valley region and Bergen County, New Jersey. The bank offers a complete line of commercial, retail and investment management and trust services. Visit the Provident Bank web site at www.providentbanking.com.